Exhibit 10.3

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION VERSION

CONFIDENTIAL SETTLEMENT AND LICENSE AGREEMENT

This Confidential Settlement And License Agreement (the “Settlement Agreement”) is made effective as of September 9, 2015 (the “Effective Date”) by and among HORIZON PHARMA IRELAND LIMITED, a corporation organized and existing under the laws of Ireland with a principal place of business at Adelaide Chambers, Peter Street, Dublin 8, Ireland (“Horizon Ireland”), HZNP LIMITED, a nonresident Irish company that is a tax resident of Bermuda with a principal place of business at 21 Laffan St., Hamilton, Pembroke, Bermuda HM09 (“HZNP”), and HORIZON PHARMA USA, INC., a corporation organized and existing under the laws of the State of Delaware with a principal place of business at 520 Lake Cook Road, Suite 520, Deerfield, Illinois (“Horizon USA”) (collectively, “Plaintiffs”) and TARO PHARMACEUTICALS USA, INC, a New York corporation with a principal place of business at 3 Skyline Drive, Hawthorne, New York (“Taro USA”) and TARO PHARMACEUTICALS INDUSTRIES, LTD., an Israeli corporation with a principal place of business at 14 Hakitor Street, Haifa Bay, 2624761, Israel (“Taro Industries”) (collectively with Taro Pharmaceuticals USA, Inc., “Taro”) (each individually a “Party”, collectively, the “Parties”).

WHEREAS Horizon Ireland is the owner of approved New Drug Application (“NDA”) No. 204623 for PENNSAID® (diclofenac sodium) Topical Solution 2% (“PENNSAID® 2%”);

WHEREAS HZNP is the owner of U.S. Patent Nos. 8,217,078 (“the ’078 patent”), 8,252,838 (“the ’838 patent”), 8,546,450 (“the ’450 patent”), 8,563,613 (“the ’613 patent”), 8,618,164 (“the ’164 patent”), 8,741,956 (“the ’956 patent”), 8,871,809 (“the ’809 patent”), 9,066,913 (“the ’913 patent”) and 9,101,591 (“the ’591 patent”) (collectively, “the PENNSAID® 2% Patents”), and Plaintiffs hold all substantial rights to the PENNSAID® 2% Patents;

WHEREAS Taro is the owner of ANDA No. 208098 for generic diclofenac sodium topical solution, 2%;

WHEREAS Plaintiffs have filed lawsuits against Taro in the United States District Court for the District of New Jersey, C.A. Nos. 15-cv-02046, 15-cv-05021 and 15-cv-06135 alleging that the filing of ANDA No. 208098 infringes the ’078, ’838, ’450, ’613, ’164, ’809, ’913 and ’591 patents (the “Lawsuits”);

WHEREAS the Parties wish to avoid the significant legal expense and legal risks involved in continuing the Lawsuits by settling the Lawsuits on the terms and conditions set forth in this Settlement Agreement; and

WHEREAS as a result of this Settlement Agreement there may be additional supply and sales in the Territory of the generic form of PENNSAID® 2% for human use in advance of the expiration of the PENNSAID® 2% Patents, which supply and sales otherwise may not have been made until after the expiration of those patents.

NOW, THEREFORE, in consideration of the mutual execution of this Settlement Agreement and the promises made herein, the Parties agree as follows:

1. Definitions

a) “Affiliate” of a Party means any person or entity that controls, is controlled by or is under common control with such Party. As used in this definition, “control” of an entity means: (a) in the case of a corporate entity, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such entity; and (b) in the case of a non-corporate entity, the direct or indirect power to either: (i) direct the management and policies of the non-corporate entity; or (ii) elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

b) “ANDA” means an abbreviated new drug application (or equivalent regulatory mechanism).

c) “Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations, ordinances and orders of all Governmental Entities and all orders and decrees of all courts, tribunals and arbitrators.

d) “FDA” means the United States Food and Drug Administration and any successor agency having the same functions.

e) “Final Court Decision” means a decision by a court that is no longer subject to a right of appeal (other than by a petition to the United States Supreme Court for a writ of certiorari).

Confidential Settlement Agreement	Page 1 of 12

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Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION VERSION

f) “Generic Product” means a pharmaceutical product which has been approved by or submitted for approval to FDA under an ANDA or NDA (pursuant to 21 U.S.C. § 355(b)(2)) (as amended or replaced), other than by Plaintiffs or their Affiliates, as a generic version of PENNSAID® 2%.

g) “Governmental Entity” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

h) “License Effective Date” means the earliest of:

(i)	January 10, 2029;
(ii)

[…***…] days after any Third Party who is the “First Applicant”, as that term is defined in 21 U.S.C. § 355(j)(5)(B)(iv)(II) (as amended or replaced), Markets a Generic Product in the Territory, provided that the First Applicant has not forfeited, relinquished, or otherwise waived its 180-day exclusivity as described in 21 U.S.C. § 355(j)(5)(B)(iv) (as amended or replaced);

(iii)

The date on which a Final Court Decision is entered holding that each of the unexpired, then-asserted and adjudicated claims of the ’078, ’838, ’450, ’613, ’164, ’809, ’913 and ’591 patents, and any Orange Book-listed continuations, divisionals, reissues or reexamined patents thereof, are invalid, not infringed, and/or unenforceable;

(iv)

The date on which the latest expiring patent of the ’078, ’838, ’450, ’613, ’164, ’809, ’913 and ’591 patents, and any Orange Book-listed continuations, divisionals, reissues or reexamined patents thereof, has expired, been permanently abandoned, or delisted from the Orange Book;

(v)

The date on which a Third Party who is not a First Applicant, or who is a First Applicant that has forfeited, relinquished, or otherwise waived its 180-day exclusivity as described in 21 U.S.C. § 355(j)(5)(B)(iv) (as amended or replaced), begins Marketing a Generic Product or Authorized Generic in the Territory with authorization from Plaintiffs;

(vi)

The date that is the earlier of (a) […***…] calendar days after the end of any consecutive rolling […***…] calendar month period with respect to which the units of NDA Product shipped by Plaintiffs, or on Plaintiffs’ behalf, to customers during such period drops below […***…] percent ([…***…]%) of the previous […***…] months shipped units, or (b) […***…] calendar days after the end of any consecutive rolling […***…] calendar month period with respect to which the units of NDA Product shipped by Plaintiffs, or on Plaintiffs’ behalf, to customers during such period drops below […***…] percent ([…***…]%) of the previous […***…] months shipped units, provided that such decline is not the result of a bona fide supply interruption.

For the avoidance of doubt, Taro agrees to not to Manufacture or Market a Generic Product in the Territory, or import a Generic Product into the Territory, until the License Effective Date, except as otherwise provided in Paragraph 6 of this Agreement.

j) “Licensed Patents” means the PENNSAID® 2% Patents, and any extensions, divisionals, continuations, continuations-in-part, reissues, reexaminations, inter partes reviews, and post-grant reviews thereof, and any foreign counterparts or equivalents thereof (regardless of whether any claim of priority is asserted or otherwise exists), and any other patents currently or prospectively listed in the Orange Book for the NDA Product.

k) “Manufacture” means to use, make or have made a product.

l) “Market” and “Marketing” means to offer for sale, sell, or distribute a product.

m) “NDA” means a new drug application (or equivalent regulatory mechanism).

n) “NDA Product” or “PENNSAID® 2%” means the diclofenac sodium topical solution product approved under the PENNSAID® 2% NDA, including any amendments and supplements thereto.

***Confidential Treatment Requested

Confidential Settlement Agreement	Page 2 of 12

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION VERSION

o) “Officially Discontinue” means any of: (a) delisting the NDA Product with the FDA; (b) delisting or removing all Licensed Patents, or the NDA Product, from the FDA’s Orange Book; (c) seeking or otherwise undertaking any action with the FDA to withdraw the NDA Product from the market; and/or (d) deleting, removing, designating as “obsolete” or canceling any National Drug Code(s) or any other relevant code(s) for the NDA Product from the applicable National Drug Data File maintained by First Databank (or any successor or equivalent organization), or from any other pricing database.

p) “Orange Book” means the FDA’s publication “Approved Drug Products With Therapeutic Equivalence Evaluations.”

q) “Taro ANDA” means ANDA No. 208098 for diclofenac sodium topical solution, 2% as it exists as of the Effective Date, including any future supplements, amendments and/or modifications to the ANDA that were made to gain approval from the FDA, provided such supplements, amendments and/or modifications do not change the active ingredient, dosage form, reference listed drug, indication or AB rating of any generic product described in the ANDA as it exists as of the Effective Date.

r) “Taro Generic Product” means the diclofenac sodium topical solution 2% product described in the Taro ANDA.

s) “PENNSAID® 2% NDA” means NDA No. 204623, including any amendments or supplements thereto (including without limitation any amendments or supplements adding additional dosage strengths, indications, dosing regimens or other clinical data or information).

t) “Territory” means the United States of America and its territories, commonwealths and possessions, including without limitation, the Commonwealth of Puerto Rico and the District of Columbia.

u) “Third Party” means any person or entity other than the Parties and their respective Affiliates.

2. Final Dismissal of Litigations. In the absence of any adverse action by the FTC or DOJ within […***…] calendar days after submission of this Settlement Agreement to the FTC and DOJ, or within […***…] business days after reaching agreement with the FTC and DOJ as to modification(s) of the Settlement Agreement which are acceptable to the Parties if the FTC or DOJ issue any adverse action within that […***…]-day period, the Parties shall enter into and cause to be filed in the Lawsuits a Stipulated Order of Dismissal and [Proposed] Order in the form attached as Exhibit A to this Settlement Agreement, pursuant to which all claims in the Lawsuits will be dismissed without costs or fees. Each Party acknowledges and agrees that the 30 month stay imposed by FDA in relation to the approval of the Taro ANDA under 21 U.S.C. § 355(j)(5)(B)(iii) should be terminated. Plaintiffs agree to cooperate with Taro in communicating with the FDA regarding the termination of the 30 month stay, including in the submission of any necessary forms or other documents in order to effectuate the termination of the stay, after the Lawsuits have been dismissed.

3. Agreement Not to Challenge Validity or Enforceability. Taro agrees not to contest, in any forum (e.g., U.S. courts, ITC, U.S. Patent and Trademark Office (e.g., Inter Partes Review, Reexamination, Interference) or foreign courts or foreign patent offices), the validity or enforceability of the Licensed Patents nor take any action intended to adversely affect Plaintiffs’ rights in and to the Licensed Patents. For the avoidance of doubt, the foregoing shall not preclude Taro from filing and/or maintaining in the Taro ANDA any certifications under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (as amended or replaced) to any patents listed in the Orange Book in connection with the PENNSAID® 2% NDA.  In addition, for the avoidance of doubt, the foregoing shall not preclude Taro from contesting, in any forum (e.g., U.S. courts, ITC, U.S. Patent and Trademark Office (e.g., Inter Partes Review, Reexamination, Interference) or foreign courts or foreign patent offices), the validity or enforceability of the Licensed Patents in connection with any other ANDA or NDA that Taro files and that is not the Taro ANDA if the Licensed Patents are listed in the Orange Book relative to a drug product that has not been FDA-approved as of the Effective Date.

4. Releases.

a) Plaintiffs’ Release.  Plaintiffs, for themselves and their agents, successors and assigns, do hereby forever release and discharge Taro, and any of its past or present agents, employees, officers, directors, attorneys and suppliers, and any past or present distributors, resellers, purchasers and/or end-users of products sold or distributed by Taro, from any causes of action, losses, promises, damages, costs, expenses, liabilities and/or demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to the Taro Generic Product or the actions, conduct, omissions, or events alleged, or which could have been alleged, in the Lawsuits.

***Confidential Treatment Requested

Confidential Settlement Agreement	Page 3 of 12

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION VERSION

b) Taro’s Release. Taro, for itself and its agents, successors and assigns, does hereby forever release and discharge Plaintiffs, and any of their past or present agents, employees, officers, directors, attorneys and suppliers, and any past or present distributors, resellers, purchasers and/or end-users of products sold or distributed by Plaintiffs from any causes of action, losses, promises, damages, costs, expenses, liabilities and/or demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to the Taro Generic Product or the actions, conduct, omissions, or events alleged, or which could have been alleged, in the Lawsuits.

5. License, Waiver and […***…].

a) Plaintiffs hereby grant Taro a non-exclusive, perpetual, royalty-free license under the Licensed Patents, including any extensions, pediatric exclusivities, divisionals, continuations, reexaminations or reissues thereof, and under any other U.S. or foreign patent owned or controlled by Plaintiffs now or in the future (including, but not limited to, any patent listed in FDA’s Orange Book in relation to PENNSAID® 2%) to make, have made, use, import, sell and offer for sale in the Territory the Taro Generic Product on and after the License Effective Date.

b) Plaintiffs hereby grant Taro a waiver of any regulatory exclusivities concerning PENNSAID® 2% to which Plaintiffs may be entitled and that may prevent approval of the Taro ANDA on or after the License Effective Date, and within ten (10) business days of Taro’s request, Plaintiffs shall submit, and/or shall cause its Affiliates to submit, appropriate and reasonable documentation to the FDA (in a form acceptable to FDA, together with any other necessary submissions, all subject to review by Taro prior to submission) evidencing the licenses, […***…], and waivers set forth in this Agreement.

c) Plaintiffs and their Affiliates, on and after the License Effective Date (or earlier, limited solely to the activities provided in Section 6 of this Agreement), […***…] […***…]

6. Pre-Commercial/Pre-Marketing License. Plaintiffs grant to Taro a limited pre-commercialization and pre-marketing license as follows:

a) up to […***…] days prior to the License Effective Date, Taro shall have the right to Manufacture and/or have Manufactured the Taro Generic Product in or for, and/or import or have imported the Taro Generic Product into, the Territory to enable Taro to Market the Taro Generic Product in the Territory on or after the License Effective Date;

b) up to […***…] days prior to the License Effective Date, Taro shall have the right to notify potential customers of the upcoming availability of Taro Generic Product; and

c) up to […***…] days prior to the License Effective Date, Taro shall have the right to provide non-binding offers to potential customers.

7. Non-Interference. From and after the Effective Date, Plaintiffs shall not (a) file any citizen petition or other regulatory submissions with the FDA or any other governmental agency, or otherwise interfere with Taro’s efforts to: (i) obtain FDA approval of the Taro ANDA; or (ii) Market the Taro Generic Product as of the date and under the terms provided in this Settlement Agreement; or (b) Officially Discontinue the NDA Product prior to expiration of the Licensed Patents for reasons other than safety or efficacy.

8. Most Favored Nation. In the event that Plaintiffs, or any of their Affiliates, enter into any agreement, license, sublicense, settlement, covenant, waiver, or other authorization of any kind with any Third Party for a Generic Product, except for a First Applicant who has not forfeited, relinquished, or otherwise waived its 180-day exclusivity as described in 21 U.S.C. § 355(j)(5)(B)(iv) (as amended or replaced), granting such Third Party a license or other authorization under the Licensed Patents containing any terms or conditions more favorable than those provided to Taro herein, including but not limited to the License Effective Date, covenants, financial terms, pre-commercialization and/or pre-marketing rights, Plaintiffs will immediately give Taro notice of such agreement (and in no event less than […***…] days after entering into such agreement) and this Agreement shall be automatically amended to include such more favorable terms accordingly.

***Confidential Treatment Requested

Confidential Settlement Agreement	Page 4 of 12

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION VERSION

9. Entire Agreement. This Settlement Agreement constitutes the complete agreement of the Parties with respect to the subject matter hereof and supersedes and replaces any prior negotiations, mediations, proposed agreements or agreements, whether written or oral. This Settlement Agreement may be modified only by a writing signed by all Parties.

10. Successors and Assigns. Neither this Settlement Agreement nor any of the rights or obligations hereunder may be assigned, transferred, licensed, sub-licensed or delegated by either Party, without the prior written consent of the other Party, except to an Affiliate of the assigning Party or to the successor to all or substantially all of the business or assets of such Party to which this Settlement Agreement relates (whether by merger, sale of stock, sale of assets or other transaction) that agrees in writing to be bound by the terms and conditions of this Agreement. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Parties, expressly assume performance of such rights and/or obligations, but the assigning Party will remain primarily liable and responsible for the performance of all of its obligations under this Settlement Agreement and for causing its assignees to act in a manner consistent herewith. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by any Party in violation of the terms of this paragraph shall be null and void.

11. Confidential Information

a) Treatment of Confidential Information. During the term of this Settlement Agreement and continuing thereafter, each Party shall keep confidential and not disclose to others or use for any purpose, other than as authorized by this Settlement Agreement, all Confidential Information which was provided to it by any other Party or its Affiliates or their respective employees or representatives pursuant to this Settlement Agreement. For purposes of this Settlement Agreement, the term “Confidential Information” means the terms of this Settlement Agreement and any information furnished in connection with this Settlement Agreement, including without limitation any and all know-how, trade secrets, formulae, data, inventions, technology and other information, including manufacturing techniques, processes, trade and financial information, related to the manufacture, use, sale or marketing of any products that are the subject of this Settlement Agreement, currently in the possession of, or developed during the term of the Settlement Agreement by Taro, Plaintiffs or any of their respective Affiliates. The restrictions of this Section shall not apply to any Confidential Information which (i) is already known to the recipient at the time of disclosure, as reasonably documented by written records; (ii) is or later becomes public knowledge through no fault of the recipient; (iii) is received from a Third Party having the lawful right to disclose the information; or (iv) is independently developed by employees of the recipient without access to the disclosing Party’s Confidential Information.

b) Permitted Disclosure. A Party may disclose Confidential Information of another Party to (i) its Affiliates, and to its and their directors, employees, consultants, attorneys, and agents, in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use; (ii) any bona fide actual or prospective collaborators, underwriters, investors, lenders or other financing sources who are obligated to keep such information confidential, to the extent reasonably necessary to enable such actual or prospective collaborators, underwriters, investors, lenders or other financing sources to determine their interest in collaborating with, underwriting or making an investment in, or otherwise providing financing to, the receiving Party; and (iii) the extent such disclosure is required to comply with Applicable Law or to defend or prosecute litigation, provided, however, that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure, including upon the disclosing Party’s request, seeking confidential treatment of such Confidential Information. If a Governmental Entity directs or recommends to Taro that Taro transfer the Taro ANDA to a Third Party, Taro may disclose a copy of this Settlement Agreement to a Third Party in connection with such a possible transfer so long as the Third Party agrees to confidential treatment of this Settlement Agreement.

c) Return of Confidential Information. This Settlement Agreement does not constitute the conveyance of ownership with respect to or a license to any Confidential Information, except as otherwise provided in this Settlement Agreement. Upon the expiration or termination of this Settlement Agreement for any reason, each Party agrees, except as otherwise provided in this Settlement Agreement, to return to the other Party or destroy (and certify such destruction) all documentation or other tangible evidence or embodiment of Confidential Information belonging to the other Party and not to use same, unless otherwise agreed in writing. The Parties agree and acknowledge that the foregoing obligation does not apply to Confidential Information recorded on electronic back-up tapes that are maintained in the ordinary course and are unreasonably difficult to access.

***Confidential Treatment Requested

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Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION VERSION

d) Publicity. No public announcement or other disclosure to Third Parties concerning the existence or terms of this Settlement Agreement shall be made, either directly or indirectly, by any Party, without first obtaining the written approval of the other Parties and agreement upon the nature, text and timing of such announcement or disclosure; provided, however, that any Party shall have the right to make any such public announcement or other disclosure required by Applicable Law after such Party has provided to the other Party a copy of such announcement or disclosure and a reasonable opportunity to comment thereon; and provided that Taro shall have the right to inform its customers that Taro has obtained a license to sell a Generic Product in the Territory. Notwithstanding the above, either party may, without the permission of the other party, issue a press release disclosing that the litigation has settled by Taro taking a license under the Licensed Patents. Taro agrees that any customer notification will not be provided more than […***…] days prior to the Licensed Effective Date.  Each Party agrees that it shall cooperate fully with the other Parties with respect to all disclosures regarding this Settlement Agreement to any governmental or regulatory agencies, including requests for confidential treatment of proprietary information of any Party included in any such disclosure.

e) Disclosure to Government or in Discovery.  Specific terms or conditions of this Settlement Agreement may be disclosed pursuant to a discovery demand; subpoena; order of a court, administrative body or arbitrator; or administrative guidance that in the opinion of a Party’s counsel requires disclosure.  If a Party receives a request to disclose any of the terms or conditions of this Settlement Agreement pursuant to a discovery demand; subpoena; order of a court, administrative body or arbitrator; or administrative guidance that in the opinion of such Party’s counsel requests disclosure, such Party shall notify the other Parties within […***…] days after receiving such request and at least […***…] days prior to disclosing any terms of this Settlement Agreement. Such Party may then disclose the terms and conditions of this Settlement Agreement pursuant to such request, provided that it shall have used reasonable efforts to ensure that such disclosure is subject to a protective order limiting access to the disclosure to outside counsel, expert witnesses and two employees or other representative of the entity receiving the Confidential Information. Nothing herein shall preclude any Party from complying with an order requiring disclosure, or a guidance that in the opinion of such Party’s counsel requires disclosure, of the terms of this Settlement Agreement that has been issued by a court, arbitrator or administrative agency of competent jurisdiction. Nothing herein shall prohibit the Parties from disclosing this Settlement Agreement and its terms to the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) pursuant to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003.

***Confidential Treatment Requested

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Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION VERSION

12. Government Review. The Parties agree to submit this Settlement Agreement to the FTC and the DOJ as required by statute. Each Party shall, to the extent permitted by law:

a) promptly inform the other Parties of any communication made or received by such Party to or from any governmental authority regarding this Settlement Agreement and/or any related agreements; and

b) use reasonable efforts to comply with and terminate any investigation or inquiry regarding the Settlement Agreement and/or any related agreements by any government authority, including by providing requested information to such government authority and permitting reasonable access to its documents, officials and data related to the Settlement Agreement and/or any related agreements.

To the extent that any legal or regulatory issues or barriers arise with respect to the Settlement Agreement, or any subpart thereof, the Parties shall work together in good faith and use reasonable efforts to modify the Settlement Agreement to overcome any such legal or regulatory issues (including, for example, objections by the FTC, the DOJ, or any applicable court) in a mutually acceptable fashion, but in no event shall either Party be required to agree to any modification of the Settlement Agreement that materially affects the economic value of the transactions contemplated hereby.

13. Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Parties as follows:

a) It is a limited partnership, limited liability company, company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Settlement Agreement, including, without limitation, the ability to grant the rights granted to the other Parties hereunder.

b) As of the Effective Date: (i) it has the corporate power and authority and the legal right to enter into this Settlement Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Settlement Agreement and the performance of its obligations hereunder; and (iii) this Settlement Agreement has been duly executed and delivered on behalf of such Party and constitutes legal, valid and binding obligations of such Party that are enforceable against it in accordance with their terms except: (1) as limited by applicable bankruptcy; insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

c) It has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Parties in this Settlement Agreement; it has not taken and shall not take any action that would in any way prevent it from granting the rights granted to the other Parties under this Settlement Agreement or that would otherwise materially conflict with or adversely affect the rights granted to the other Parties under this Settlement Agreement; and its performance and execution of this Settlement Agreement does not and will not result in a breach of any other contract to which it is a party.

14. Notice. Any notice required to be delivered under or pursuant to this Settlement Agreement shall be in writing in the English language, delivered personally or sent by air mail or express courier service providing evidence of receipt, postage pre-paid where applicable; or by facsimile (receipt verified), to the following addresses of the Parties (or such other address for a Party as it specifies by like notice):

For Horizon Pharma Ireland Limited,

HZNP Limited and Horizon Pharma USA, Inc.

Brian K. Beeler

Horizon Pharma USA, Inc.

520 Lake Cook Road, Suite 520

Deerfield, Illinois 60015

For Taro Pharmaceuticals USA, Inc. and

Taro Pharmaceutical Industries, Ltd.

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Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION VERSION

Taro Pharmaceuticals U.S.A., Inc.

Taro Pharmaceutical Industries, Ltd.

3 Skyline Drive

Hawthorne, New York 10532

Attn: General Counsel

Facsimile: (914) 345-8728

Any notice shall be effective upon receipt by the Party to which it is addressed or within seven (7) days of dispatch, whichever is earlier.

15. No Admission/Representation Regarding Licensed Patents.  Plaintiffs and Taro agree that this Agreement does not expressly or by implication, estoppel or otherwise, constitute (a) an admission by Plaintiffs as to the scope or interpretation of the claims of the Licensed Patents, nor (b) a representation or warranty that the Licensed Patents are valid and/or enforceable.

16. Governing Law and Venue. This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard for any conflict of law principles that would dictate the application of the laws of another jurisdiction. The Parties agree that the United States District Court for the District of New Jersey shall have exclusive and sole jurisdiction to enforce any violation of this Settlement Agreement, except that, if for any reason that Court does not accept jurisdiction, then the state courts of New Jersey shall have exclusive and sole jurisdiction to enforce any violation of this Settlement Agreement. The Parties hereby consent to the personal jurisdiction of those courts for any dispute arising from or relating to this Settlement Agreement.

17. Severability. If any provision of this Settlement Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and the Parties shall negotiate in good faith to replace the invalid or unenforceable provision with a valid and enforceable provision that has the effect nearest to that of the provision to be replaced.

18. Advice of Counsel. This Settlement Agreement has been negotiated by the Parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against any Party.

19. No Waiver. Waiver by a Party of any breach of any provision of this Settlement Agreement by another Party shall not operate or be construed as a waiver of any subsequent or other breach. No provision of this Settlement Agreement may be waived except by a written instrument signed by the Party waiving compliance.

20. Regulatory Delay. No provision of this Settlement Agreement shall be affected by any delay in the approval of the Taro ANDA by the FDA, or the failure of Taro to obtain FDA approval of the Taro ANDA.

21. Costs and Fees. Each Party shall bear its own attorneys’ fees and costs associated with the Lawsuits and the negotiation and preparation of this Settlement Agreement.

22. Counterparts. This Settlement Agreement may be executed in one or more counterparts (including via facsimile or electronic copy), each of which when so executed and delivered shall be deemed to be an original, but all of which taken together form but one and the same instrument.

23. Headings. The headings and captions used in this Settlement Agreement are solely for the convenience of reference and shall not affect its interpretation.

24. Interpretation and Construction. The term “including” means “including, without limitation,” and “herein,” “hereof,” and “hereunder” refer to this Settlement Agreement as a whole. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Except as otherwise expressly provided herein, references to any NDA or ANDA in this Settlement Agreement shall include such NDA or ANDA as it exists and is comprised as of the Effective Date, and any replacements or successors or amendments or supplements to any of the foregoing.

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Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION VERSION

25. Bankruptcy. All licenses and rights to licenses granted under or pursuant to this Settlement Agreement by Plaintiffs to Taro are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Taro, as a licensee of such rights under this Settlement Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against Plaintiffs under the Bankruptcy Code, Taro shall be entitled to a complete duplicate of, or complete access to (as Taro deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Taro (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by Taro, unless Plaintiffs elect to continue to perform all of its obligations under this Settlement Agreement by or on behalf of Plaintiffs upon written request therefor by Taro or (b) if not delivered under (a) above, upon the rejection of this Settlement Agreement by or on behalf of Plaintiffs upon written request therefor by Taro. The foregoing provisions are without prejudice to any rights Taro may have arising under the Bankruptcy Code or other applicable law.

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***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION VERSION

IN WITNESS HEREOF, the Parties have caused their duly authorized representatives to execute this Settlement Agreement to be effective as of the Effective Date.

HORIZON PHARMA IRELAND LIMITED		TARO PHARMACEUTICALS USA, INC.

By:	/s/ Anne-Marie Dempsey	By:	/s/ S.K. Sundrarm
	Name: Anne-Marie Dempsey		Name: S. K. Sundaram
	Title: Director		Title: CEO

HZNP LIMITED		TARO PHARMACEUTICALS INDUSTRIES, LTD.

By:	/s/ Timothy P. Walbert	By:	/s/ S.K. Sundrarm
	Name:		Name: S. K. Sundaram
	Title:		Title: CEO

HORIZON PHARMA USA, INC.

By:	/s/ Timothy P. Walbert
Name:
Title:

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***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION VERSION

Exhibit A

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF NEW JERSEY

HORIZON PHARMA IRELAND LIMITED, HZNP LIMITED and HORIZON PHARMA USA, INC., Plaintiffs, v. TARO PHARMACEUTICALS USA, INC. and TARO PHARMACEUTICAL INDUSTRIES, LTD., Defendants.	Civil Action No.

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL

WITHOUT PREJUDICE PURSUANT TO FED. R. CIV. P. 41(a)(2)

Pursuant to Rule 41(a)(2) of the Federal Rules of Civil Procedure, Plaintiffs Horizon Pharma Ireland Limited, HZNP Limited, and Horizon Pharma USA, Inc., and Defendants Taro Pharmaceuticals USA, Inc. and Taro Pharmaceutical Industries, Ltd., hereby stipulate that the above-captioned action, including all claims, counterclaims and defenses, is hereby dismissed in its entirety without prejudice, with the parties bearing their own costs and fees.

Dated:

John E. Flaherty	James S. Richter
Ravin R. Patel	Jeffrey P. Catenacci
McCARTER & ENGLISH LLP	WINSTON & STRAWN LLP
Four Gateway Center	The Legal Center
100 Mulberry St.	One Riverfront Plaza, Suite 730
Newark, NJ 07102	Newark, NJ 07102
(973) 622-4444	(973) 848-7676

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***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION VERSION

Dennis A. Bennett

GLOBAL PATENT GROUP, LLC

1005 North Warson Road, Suite 404

St. Louis, Missouri 63132

(314) 812-8020

Attorneys for Plaintiffs Horizon Pharma Ireland Limited,

HZNP Limited and Horizon Pharma USA, Inc.

Attorneys for Defendants Taro Pharmaceuticals USA, Inc. and Taro Pharmaceutical Industries, Ltd.

SO ORDERED on this _______ day of __________________________, 2015: ________________________________ NOEL H. HILLMAN UNITED STATES DISTRICT JUDGE

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